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Exhibit 10.7

Genoptix, Inc.

2007 Annual Executive Bonus Plan

        The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Genoptix, Inc. (the "Company") approved incentive cash compensation for the Company's executive officers pursuant to an annual incentive cash compensation program. The program provides for an annual incentive cash compensation target equal to a percentage of each executive's base salaries as follows:

Executive	Target Bonus Percentage
Dr. Tina S. Nova, CEO	40%
Samuel D. Riccitelli, COO	30%
Douglas A. Schuling, CFO	25%

        Under the program, the Committee has the discretion to approve a bonus for each executive officer that will be equal to an amount from 0 to 150% of the applicable target amount. In making its decisions, the Committee assesses the level of individual performance of the executive officer and the Company's performance against its operating plan for 2007, including achievement of revenue and profitability objectives set forth therein.

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  Exhibit 10.7
Genoptix, Inc. 2007 Annual Executive Bonus Plan